Exhibit 10.57

Summary of Compensation Package for Mr. Raymond Land

On November 3, 2011, the board of directors of BioAmber Inc. (the “Company”) nominated Mr. Raymond J. Land as an independent member of the board and approved a compensation package for Mr. Raymond J. Land, consisting of:

a.	an annual fee of $35,000 with a payment schedule to be determined by the Chief Executive Officer;

b.	the grant of options to purchase 500 shares of the Company’s common stock pursuant to the Corporation’s stock option plan at an exercise price of US$997.00 per share, vesting over two years as follows: 50% as of November 4, 2012 and 50% as of November 4, 2013.

Mr. Land does not have a written agreement with respect to director compensation.